Filed pursuant to Rule 433

Registration No. 333-260756

Invest in the future. Transform it now. Investor Relations February 2024 Filed pursuant to Rule 433; Registration No. 333-260756

2 Disclaimer (Haftungsausschluss) The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW's prospectus supplement relating to the bonds is available through the following link: tm2131584-8_424b3 - none - 3.3125177s (sec.gov) KfW's base prospectus relating to SEC-registered notes is available through the following link: tm2131584-3_sb - none - 3.2656626s (sec.gov) Alternatively, the issuer will arrange to send you the prospectus, which you may request by emailing investor.relations@kfw.de. The following presentation may contain forward looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding KfW’s intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. KfW cautions you that forward-looking statements are not guarantees of future performance or developments, which may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. In addition, even if the performance or the developments are consistent with the forward-looking statements contained in this presentation, those developments may not be indicative of results or developments in subsequent periods not covered by this presentation. The presentation only speaks as of its date. KfW undertakes no obligation, and does not expect to publicly update, or publicly revise, any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to KfW or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above or contained elsewhere in this presentation. Green Bonds - Made by KfW / February 2024

KfW Overview and sustainability approach

4 KfW at a glance Germanyʼs flagship development agency Professionally supervised and regulated › The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution. › Benefits from explicit and direct statutory guarantee and institutional liability by the Federal Republic of Germany. › Regulated by the “Law concerning KfW” and exempt from corporate taxes. › Zero risk weighting of KfW’s bonds according to the standardized approach of the Capital Requirements Regulation (CRR). › Supervision by the German Federal Ministry of Finance and the German Financial Supervisory Authority “BaFin”. › Subject to certain provisions of German and European bank regulatory laws by analogy, in large part with effect from January 1, 2016. Ratings Rating Agency Aaa Moodyʼs AAA Scope AAA S&P Rating Agency Prime ISS ESG AAA MSCI Advanced Moodyʼs ESG Solutions Headquarters: Frankfurt am Main Branches: Berlin, Bonn Berlin 80% 20% Shareholders Federal Republic of Germany German federal states Bonn Cologne (DEG) A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. Frankfurt Green Bonds - Made by KfW / February 2024

Worldwide presence

About 80 representative offices



Number of KfW employees
(Average number)
7,984
1948
1950
1960
1970
1980
1990
2000
2010
2021
2022



New York
Mexiko City
Guatemala City
Tegucigalpa
San Salvador
Managua
Bogotá
Quito
Lima
La Paz
Brasilia
São Paulo
Bonn
Cologne
London
Brussels
Berlin
Frankfurt
Chişinău
Kyiv
Belgrad
Priština
Sarajevo
Podgorica
Tirana
Skopje
Tiflis
Istanbul
Baku
Ankara
Yerevan
Tunis
Rabat
Beirut
Ramallah-Al-Bireh
Amman
Cairo
Abu Dhabi
Sanaa
Dakar
Bamako
Niamey
Ouagadougou
Cotonou
Lomé
Accra
Yaoundé
Addis Abeba
Kampala
Kigali
Nairobi
Kinshasa
Bujumbura
Daressalam
Lusaka
Lilongwe
Windhoek
Pretoria
Maputo
Johannesburg
Mazar-e-Sharif
Taschkent
Bishkek
Dushanbe
Kabul
Islamabad
New Delhi
Kathmandu
Mumbai
Dhaka
Ulan Bator
Beijing
Hanoi
Rangoon
Vientiane
Bangkok
Phnom Penh
Ho Chi Minh City
Manila
Singapore
Jakarta

KFW Green Bonds - Made by KfW / February 2024

5

Customized Finance & Public Clients 25% KfW’s business activities 2023: EUR 111.3bn* Domestic International SME Bank & Private Clients Promotion of Developing Countries & Emerging Economies Financial Markets Export & Project Finance (KfW IPEX Bank) KfW Capital Standardized financing products for SMEs, business founders, start-ups, self-employed professionals and private individuals Individual financings for municipal & social infrastructure, customized financing for FI & promotional institutes of German federal states KfW’s public (KfW Development Bank) & private sector activities (DEG) in developing countries Green Bond investment portfolio Subsidiary (100%, est. 2007) for exports and project & corporate financing world-wide Environment investment ratio: 59% New business for environment and climate protection in % of total new business volume 2022 adjusted for special mandates. Unadjusted ratio: 36%. Domestic SME ratio: 44% New business for SMEs in % of total new domestic business volume in 2022 adjusted for special mandates. Unadjusted ratio: 26%. Subsidiary (100%, est. 2018) to carry out KfW’s entire private equity & venture capital business 2% 1% Green Bonds - Made by KfW / February 2024 Customized Finance & Public Clients 8% 35% 32% 22% 6 *preliminary and unaudited figures

7 Key financial figures* of KfW Group (IFRS) Year Business activities (in EUR bn) – for the period 2023 2022 Promotional business volume 111.3* 166.9 Income statement key figures (in EUR bn) – for the period Q3/2023 Q3/2022 Operating result before valuation & promotional activities 1.3 1.2 Consolidated profit 1.2 1.0 Balance sheet (in EUR bn) 30 Sep 2023 31 Dec 2022 Total assets 555.2 554.6 Equity 37.8 36.6 Volume of business 709.7 709.6 Key regulatory figures (in %) 30 Sep 2023 31 Dec 2022 Tier 1 capital ratio according to art. 92 CRR 28.5 25.0 Total capital ratio according to art. 92 CRR 28.5 25.2 Green Bonds - Made by KfW / February 2024 *preliminary and unaudited figures

KfW`s Sustainable Finance Concept - project tranSForm Sustainability aspects are bindingly integrated into KfWʼs medium to long-term positioning Green Bonds - Made by KfW / February 2024 Excerpt of KfWʼs strategic target system Sustainability aspects are bindingly integrated into KfW`s medium to longterm strategy Strengthening ESG risk management SDG contribution of KfW financings Paris compatibility of KfW financings Report according to EU Taxonomy Transforming the economy and society to improve economic, ecological and social living conditions worldwide Positioning is based on the Sustainable finance concept (tranSForm)

SDG-Mapping of KfW Groupʼs new business A contribution to all of the United Nationsʼ Sustainable Development Goals 2022: 100% of KfW financing commitments are attributed to at least 1 SDG SDGs with the highest commitment volume in FY 2022 ➢ SDG 11 - Sustainable Cities and Communities: EUR 50bn (-9.3%) ➢ SDG 13 - Climate action: EUR 57bn (+7.6%) ➢ SDG 7 - Affordable and clean energy: EUR 58bn (+12%) The focus of new KfW commitments in 2022 was on important issues of the future, in particular climate protection, clean energy and sustainable cities and communities. *The SDG mapping depicted was adjusted for special effects from mandated transactions amounting to ~ 54 billion EUR to stabilize and secure energy supply in Germany, which were carried out on behalf of the German government in FY 2022. Green Bonds - Made by KfW / February 2024 9

Green Bonds – Made by KfW

0.1 0.1 4 1 2 10 24 32 68 100 110 181 205 452 443 473 2007/8 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Increasing investors’ willingness to engage in green finance KfW is one of the most active participants in the green bond market Green Bonds Issuance Volume (EUR in billion per year, excl. ABS & U.S. municipalities) 2007/08 1 st Green Bonds by EIB and World Bank 2009: Launch of the Climate Bonds Initiative 2013:1 st Corporate Green Bond by Vasakronan/Sweden 2014:Launch of the Green Bond Principles 1 st Green Bond – Made by KfW 2015: 1 st Green Covered Bond by BerlinHyp Launch of KfW Green Bond Portfolio KfW becomes ExCom-Member of Green Bond Principles 2016:1 st Green Bond by a state by Poland 2018: €14.5bn Green Bonds issued under 1 st Framework 2019: €500bn threshold in Green Bonds ever issued : ~ €1trn threshold in Green Bonds ever issued €32.7bn Green Bonds issued under 2 Source: Bloomberg nd Framework Green Bonds - Made by KfW / February 2024 €23.7 Green Bonds issued under 3 rd Framework 11

37.4% 36.4% 9.2% 5.6% 3.3% 1.8% 1.4%5.9% 12 Allocation of Green Bonds Green Bonds – Made by KfW Green Bonds 2022 ▪ Issued in 10 different currencies ▪ Most prominently EUR, GBP, AUD, CNY, SEK and NOK ▪ ~ 36,000 loans under the Renewable Energy, Energy Efficiency & Clean Transportation loan programmes in 2022 Underlying assets Assets ▪ Residential & other buildings: 70.5% ▪ Wind energy: 17.0% ▪ Solar: 9.5% ▪ Public transport vehicles and other clean transportation: 1.9% Location ▪ Germany: 93.2% ▪ France: 3.5% ▪ The Netherlands: 1.4% ▪ Other OECD countries: 1.9% EUR 4.0bn 7y EUR 4.0bn 10y (incl. re-opening) GBP 0.85bn 3y AUD 0.9bn 3y (incl. re-opening) CNY 2.5bn 3y (incl. re-openings) SEK 2bn 3y NOK 1.5bn 5y €10.6bn 2022 93.2% 52.8% 17.7% 17.0% 9.5% €15.2bn 2022 Germany The Netherlands 1.4% Other OECD countries 1.9% France 3.5% Residential buildings Non-residential buildings Wind energy Solar energy Other technologies 1.0% Public transport vehicles 1.5% Other clean transportation 0.5% Green Bonds - Made by KfW / February 2024 KfW aims to create transparency and trust in the effectiveness of its “Green Bonds – Made by KfW” by means of regular reporting. Two separate reports provide information about the allocation and impact.

Green Bond Framework 4.0* KfW’s new Green Bond Framework is an evolution in terms of both content and strategy * Effective since January 2024 Green Bonds - Made by KfW / February 2024 ▪ Wind energy (onshore & offshore) ▪ Photovoltaic panels ▪ Hydropower ▪ Biogas energy ▪ Grids and plants for the storage of heat or power Project examples ▪ Construction of new climate-friendly buildings that fulfil strict requirements ▪ Renovation of existing buildings which achieve the energy standard of an EH/ EG 85 or better ▪ Climate-friendly vehicles for passenger transport and light commercial vehicles ▪ Climate friendly vehicles for freight transport ▪ Infrastructure for public transport ▪ Infrastructure for active mobility ▪ Financings or co-finan-cings seeking to protect, maintain, restore or enhance biodiversity and ecosystems ▪ Forest restoration, agroforestry, climate adaptation in arboreal ecosystems, education of local population ▪ Production of climate-friendly technologies and products ▪ Climate-friendly production processes to decarbonise energy-intensive production processes ▪ Energy production from renewable sources for a company’s own power consumption Domestic loan programme, international co-operation & project & export finance Domestic loan programmes, international co-operation & project & export finance Domestic loan programmes International cooperation projects Domestic loan programme

Morningstar Sustainalytics, a globally-recognized provider of ESG research, ratings and data, and has completed over 1000 Second Party Opinion (SPO) projects. 14 Independent Opinion by Morningstar Sustainalytics External analysis by renowned research institution Green Bonds - Made by KfW / February 2024 Framework 2019 (assessed by CICERO) In line with ICMA GBP (June 2018) Shades of Green: medium green Governance: excellent Framework 2014 (assessed by CICERO) Shades of Green: dark green Governance: excellent Sustainalytics is of the opinion that the Green Bonds – Made by KfW Framework is credible and impactful and aligns with the Green Bond Principles 2021. Sustainalytics mapped the criteria defined in the Framework’s use of proceeds categories to 78 activities in the EU Taxonomy. Sustainalytics is of the opinion that 63 activities align with the applicable significant contribution (SC) criteria, 7 partially align and 8 are not aligned. Sustainalytics assessed the Framework and the alignment thereof with relevant industry standards including the EU Taxonomy and provided views on the robustness and credibility of the Framework. 1 2 3 Framework 2022 (assessed by CICERO) Conclusions KfW Green Bond Framework 4.0 – applicable from January 2024 onwards In line with ICMA GBP (June 2021) Shades of Green: medium green Governance: excellent Framework 2014 (assessed by CICERO)

Domestic projects 15 Project evaluation and selection process − For financing provided by KfW in the context of international cooperation and project and export finance, a selection process has been set up for the identification and approval of eligible green projects in line with the criteria of KfW’s Green Bond Framework. − The relevant business functions within KfW group are responsible for selecting a list of potential eligible financings that is then submitted to KfW’s Financial Markets Department. − Representatives from KfW’s Financial Markets Department as well as representatives responsible for sustainability and finance from the relevant business functions within KfW group will meet on a regular basis to review proposed eligible green projects and validate the selection. Green Bonds - Made by KfW / February 2024 International financings − KfW loans are extended to final borrowers via intermediaries such as commercial banks or local saving banks. − Intermediaries apply their regular loan procedure, assume the liability for repayment to KfW and screen against the specific programmes’ eligibility criteria as defined by KfW. − In a 2 nd step, the KfW lending department reviews the loan application and compliance with the eligibility criteria of the specific KfW loan programme. − All projects approved by KfW’s lending department for eligible loan programmes immediately qualify for KfW Green Bonds without further selection or approval process.

16 Management of proceeds Transparent tracking Net proceeds from issuance Green Bonds in several currencies and sizes Green Bond register Separate euro register for each calendar year, first-in → first-out Allocation Amount equal to net proceeds allocated for disbursements of eligible green projects On a monthly basis, amounts matching the disbursements for eligible green projects are allocated to an internal register. If eligible green projects from the last quarter of a given calendar year have not been allocated to a Green Bond – Made by KfW by year-end, KfW may allocate those eligible green projects to Green Bonds – Made by KfW issued in the following calendar year. Upon issuance of Green Bonds – Made by KfW, an amount equal to the net proceeds in euros of such transactions is allocated to this internal register in their order of issuance. For any Green Bonds – Made by KfW, KfW expects full allocation by end of the year of issuance. Green Bonds – Made by KfW can be increased (tapped). In terms of management of proceeds and reporting, a tap is treated like a new issuance and is subject to the relevant framework then applicable. The volume-weighted average maturity of the cumulated Green Bonds – Made by KfW issued in one year may not exceed the average duration of the cumulated loan commitments for eligible green projects of the preceding year. Green Bonds - Made by KfW / February 2024

Green Bonds – Made by KfW Track record and highlight transactions

Green Bonds – Made by KfW

Highlights of KfW's footprint in the green bond market

Environmental Finance
Bond Awards 2023 Winner
Green bond of the year – agency

High Quality

Aligned with GB Principles & Harmonized Framework for Impact Reporting, SPO from Sustainalytics.

Liquidity

With large sizes in benchmark maturities make KfW Green Bonds are among the most liquid Green Bonds in the market.

Variety

KfW Green Bonds are available in various currencies - in benchmark size and non-vanilla, tailor-made MTNs.

Credibility

Top ESG ratings and a strong focus on green finance make KfW one of the most credible issuers of green bonds.

Eligible project categories

- Renewable energies
- Green buildings
- Clean transportation
- Biodiversity
- Corporate investments in climate mitigation

Contribution to SDGs

7: Affordable & Clean Energy
9: Industry, Innovation & Infrastructure
11: Sustainable Cities & Communities
13: Climate Action
14: Life Below Water
15: Life On Land

Among Market Leaders

Over €70bn of "Green Bonds – Made by KfW" since 2014 make KfW one of the largest issuers globally.

Green Indices

Eligible for many green indices like "The BofA Merrill Lynch GB Index", "Barclays MSCI GB Index", "S&P GB Index", "Solactive GB Index".

Green Bond Framework

To learn more about KfW's extended Green Bond Framework, click here:
https://www.kfw.de/About-KfW/Investor-Relations/U.S.-investors/

Global Engagement

Engaging in and supporting of int'l and national initiatives to promote sustainability in capital markets (e.g. PRI, TCFD, etc).

Green Bond Portfolio

From 2015 to 2023, KfW invested ~ EUR 3.4 bn in Green Bonds based on a promotional mandate from the Federal Ministry of Environment.

Invest in the Future.
Transform it now.
Green Bonds – Made by KfW

KFW Green Bonds - Made by KfW / February 2024

18

2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 ZAR USD SEK PLN NOK MXN HUF HKD GBP EUR DKK CNY CAD AUD 19 Green Bonds – Made by KfW Overview on net proceeds and reporting KfW Green Bonds total net proceeds > EUR 70.0bn in EUR billions 2.7 Billion € in 2014 3.7 Billion € in 2015 2.8 Billion € in 2016 3.7 Billion € in 2015 1.6 Billion € in 2018 8.1 Billion € in 2019 8.3B n € in 2020 16.2 10.6 Year 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Details 2 GB 5 GB 4 GB 7 GB 3 GB & 1 promissory note 9 GB & 1 promissory note 11 GB & 3 taps 22 GB & 15 taps 13 GB & 7 taps 15 GB & 7 taps Allocation Reporting in 2024 Impact Reporting in 2024 in 2024 in 2025 12.9 Green Bonds - Made by KfW / February 2024

Financial and ESG ratings[1] from leading rating agencies

KfW assigned triple-A ratings from financial rating agencies and is among top-performers in ESG

Financial Ratings from leading rating agencies

Moody's

Largest public development bank with strong capitalization, solid asset quality and conservative risk profile

Aaa Outlook stable

Short-term: P-1

SCOPE

Strong and explicit linkages between KfW and the Federal Republic of Germany

AAA Outlook stable

Short-term: S-1+

STANDARD & POOR'S

Key national development bank with a crucial role for executing key German economic policies

AAA Outlook stable

Short-term: A-1+

FitchRatings (Unsolicited ratings)

AAA Outlook stable

Last update: Feb 2023

Creditreform Rating

AAA Outlook stable

ESG ratings confirm KfW's holistic sustainability approach

ISS ESG ethix·climate·oekom

KfW is among the best-rated institutions in its peer group

Prime

Scale: A+ / C+ / D- — KFW ▶ C+; Industry ▶ below C+

MSCI[2]

KfW's rating is at the highest level possible

AAA

Scale: 0–10 — KFW ▶ 10

Moody's ESG Solutions

KfW's ESG score belongs to the top 5% worldwide

Advanced

Scale: 0–100 — KFW ▶ 60; 55

1_A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2_The use by KfW of any MSCI ESG Research LLC or its affiliates ("MSCI") data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of KfW by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided 'as-is' and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

KFW Green Bonds - Made by KfW / February 2024

KfW capital markets activities

Explicit and direct guarantee from the Federal Republic of Germany Basis of KfW’s funding Green Bonds - Made by KfW / February 2024 22 Guarantee established in 1998 Defined by law Direct, explicit and unconditional §1a of the Law concerning KfW: The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW.

Wide selection of products addressing investor needs


Rely on the safe haven.

KfW Benchmark Programmes

- Large and highly liquid bonds, highly diversified investor base
- Regular offerings and taps
- Size: 3–6bn (7bn incl. taps, euro only)
- €: 3, 5, 7, 10 and 15y
- $: 2, 3, 5, 7 and 10y

Format: EMTN, Global

€ $

Green Bonds – Made by KfW

- Liquid green bonds, diversified SRI investor base
- Focus: € and $
- Regular offerings and taps
- Private placements possible

Format: EMTN, Global, Kangaroo, US-MTN

€ $ £ A$ NOK SEK HK$...


€90.2bn
FY 2023

Additional Public Bonds

- Large and liquid bonds, diversified investor base
- Tenors from 1 to 30y
- Liquid curves and strategic approach in £ and A$
- Regular offerings and taps

Format: EMTN, Global, Kangaroo, Kauri

€ $ £ A$ NZ$ C$ SEK NOK, CHF

Tailor-made Placements

- Customized products for investor needs
- Flexible in currency, structure and maturity

Format: EMTN, US-MTN, NSV, SSD

KFW Green Bonds - Made by KfW / February 2024

23

24 Strong presence in debt capital markets Funding volume (EUR in billions) 76.1 80.6 66.4 78.2 82.6 89.4 Green Bonds - Made by KfW / February 2024 90.2 3.7 1.6 8.1 8.3 16.2 10.6 5.1 12.9 3.6 4.5 4.8 6.0 9.8 4.8 14.0 15.5 22.1 8.4 9.9 13.0 14.3 55.4 55.4 45.9 44.8 50.4 56.0 57.9 0 10 20 30 40 50 60 70 80 90 100 2017 2018 2019 2020 2021 2022 FY 2023 Green Bonds - Made by KfW Private placements Other public bonds KfW Benchmark Programme

25 KfW’s funding by currencies and instruments Benchmark bonds are issued in core currencies EUR and USD Funding by currencies (in %) 2019 (EUR 80.6bn) 2020 (EUR 66.4bn) 2021 (EUR 82.6bn) 2022 (EUR 89.4bn) Comprehensive product portfolio and broad currency profile meets investors’ requirements Comprehensive product portfolio and broad currency profile meet investors’ requirements FY 2023 (EUR 90.2bn) Green Bonds - Made by KfW / February 2024 0 10 20 30 40 50 60 70 EUR USD 0 2 4 6 8 10 12 14 GBP AUD NOK CNH ZAR Others

26 ▪ Total funding volume expected at EUR 90-95bn in 2024 ▪ EUR 10-13bn funding via Green Bonds – Made by KfW in different currencies ▪ Broad diversification in terms of bond formats and currencies: ▪ At least 50% of funding coming from EUR ▪ USD gaining importance ▪ Excellent market access through issuances in other currencies EUR 90-95bn Funding target for 2024 Green Bonds - Made by KfW / February 2024 Outlook 2024

Contacts Department and name Extension Treasurer of KfW: Tim Armbruster - 5599 Treasury: Markus Schmidtchen - 4783 Capital Markets: Petra Wehlert Sven Wabbels - 4650 - 4148 Investor Relations: Jürgen Köstner Vanessa Wiese Andrea Nickolaizig - 3536 - 7995 - 68402 KfW Bankengruppe Palmengartenstrasse 5–9 60325 Frankfurt am Main Blankpace Phone +49 69 7431 - Ext. Fax +49 69 7431 - 3986 investor.relations@kfw.de Bloomberg: KfW <GO> www.kfw.de/investor-relations Green Bonds - Made by KfW / February 2024 27

Disclaimer This document is provided for information purposes only. This document may not be reproduced either in full or in part, nor may it be passed on to another party. It constitutes neither an offer nor an invitation to subscribe or to purchase securities, nor is this document or the information contained herein meant to serve as a basis for any kind of obligation, contractual or otherwise. In all legal systems this document may only be distributed in compliance with the respective applicable law, and persons obtaining possession of this document should familiarise themselves with and adhere to the relevant applicable legal provisions. A breach of these restrictions may constitute a violation of US securities law regulations or of the law applicable in other legal systems. The information contained in this document is historical and speaks only as of its date. KfW disclaims any intention or obligation to update or revise the information contained in this document. By accessing this document you acknowledge acceptance of these terms. Page 31: The use by KfW of any MSCI ESG Research LLC or its affiliates (”MSCI”) data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of KfW by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ‘as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI. References / Photo credits Page 1 Full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura Page 4 Picture 1: KfW-Photo Archive / Alex Habermehl Picture 2: KfW-Photo Archive / Jonas Wresch Picture 3: KfW-Photo Archive / - Picture 4: DEG / Andreas Huppertz Page 6 Picture 1: KfW-Photo Archive / Jens Steingässer Picture 2: KfW-Photo Archive / Rendel Freude Picture 3: KfW-Photo Archive / photothek.net Picture 4: KfW-Photo Archive / Johnny Miller Picture 5: KfW-Photo Archive / - Picture 6: KfW-Photo Archive / Uwe Töll Page 13 Picture 1: KfW-Photo Archive / Charlie Fawell Picture 2: KfW-Photo Archive / Jens Steingässer Picture 3: KfW-Photo Archive / Dr. Carsten Wiebers Picture 4: KfW-Photo Archive / Jonas Wresch Picture 5: KfW-Photo Archive / photothek.net Page 22 Page 23 Picture 1: Deutscher Bundestag / Lichtblick / Achim Melde Picture 1: Freunde des Hauses / Getty Images Page 26 Picture 1: KfW-Photo Archive / Alex Habermehl 28 www.kfw.de/investor-relations Green Bonds - Made by KfW / February 2024